                                                                      Exhibit 12

                      MERCK & CO., INC. AND SUBSIDIARIES

              Computation Of Ratios Of Earnings To Fixed Charges
              --------------------------------------------------

                        (In millions except ratio data)

                                                              Year Ended December 31
                                            ----------------------------------------------------------
                                              1999      1998      1997      1996      1995      1994
                                            --------  --------  --------  --------  --------  --------
Income Before Taxes                         $8,619.5  $8,133.1  $6,462.3  $5,540.8  $4,797.2  $4,415.2

Add:
 One-third of rents                             66.7      56.0      47.0      41.0      28.1      36.0
 Interest expense, net                         236.4     150.6      98.2     103.2      60.3      96.0
 Preferred stock dividends                     120.7      62.1      49.6      70.0       2.1         -
                                            --------  --------  --------  --------  --------  --------
   Earnings                                 $9,043.3  $8,401.8  $6,657.1  $5,755.0  $4,887.7  $4,547.2
                                            ========  ========  ========  ========  ========  ========

One-third of rents                          $   66.7  $   56.0  $   47.0  $   41.0  $   28.1  $   36.0
 Interest expense                              316.9     205.6     129.5     138.6      98.7     124.4
 Preferred stock dividends                     120.7      62.1      49.6      70.0       2.1         -
                                            --------  --------  --------  --------  --------  --------
  Fixed Charges                             $  504.3  $  323.7  $  226.1  $  249.6  $  128.9  $  160.4
                                            ========  ========  ========  ========  ========  ========

Ratio of Earnings
 to Fixed Charges                                 18        26        29        23        38        28
                                            ========  ========  ========  ========  ========  ========

For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.